Exhibit 10.2
ECHO THERAPEUTICS, INC.
2008 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
     This RESTRICTED STOCK AGREEMENT (the “Agreement”), dated as of the                      day of                     , 20                      (the “Grant Date”), is between Echo Therapeutics, Inc., a Minnesota corporation (the “Company”), and                      (the “Grantee”), [a] [an] [employee] [non-employee director] [consultant] of the Company or of a “Related Corporation,” as defined in the Echo Therapeutics, Inc. 2008 Equity Incentive Plan (the “Plan”).
     WHEREAS, the Company desires to grant the Grantee shares of common stock in the Company (“Shares”) subject to certain restrictions as hereinafter provided, in accordance with the provisions of the Plan, a copy of which is attached hereto (if not previously provided to the Grantee);
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Grant of Restricted Stock. The Company hereby grants to the Grantee as of the Grant Date                      Shares subject to the restrictions set forth in Paragraph 2 (the “Restricted Stock”). This grant is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding grants of Restricted Stock). Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Agreement.
     2. Vesting. The Grantee shall vest in (i.e., have the right to sell, assign, transfer, pledge, or otherwise encumber or dispose of) the Restricted Stock granted under the Agreement as indicated in the schedule below. The “Committee” (as defined in the Plan) may at any time accelerate the time at which the restrictions on all or any part of the Restricted Stock will lapse.

Date Shares of Restricted Stock
Become Vested	Number of Shares

[One Year from Grant Date]	Shares [25% of the total number of Shares granted under this Agreement]

[Two Years from Grant Date]	an additional Shares [25% of the total number of Shares granted under this Agreement]

[Three Years from Grant Date]	an additional Shares [25% of the total number of Shares granted under this Agreement]

[Four Years from Grant Date]	an additional Shares [25% of the total number of Shares granted under this Agreement]
Notwithstanding the foregoing, all unvested Restricted Stock granted to the Grantee shall become fully vested at any earlier time set forth in the Grantee’s Employment Agreement with the Company (if any).
     3. Restriction Provisions; Share Certificate. The Company’s transfer agent shall register the Grantee’s Restricted Stock in a book entry in the Grantee’s name, and shall include provisions in its records noting the restrictions on transfer on such Restricted Stock that are set forth in this Agreement. The Restricted Stock shall remain subject to such restrictions until the Grantee becomes vested in the Restricted Stock. The Grantee, by executing this Agreement, irrevocably grants to the Company a power of attorney to direct the Company’s transfer agent to transfer to the Company any Restricted Stock that is forfeited pursuant to Paragraph 5 and any Shares used to satisfy the withholding requirements set forth in Paragraph 8. The Grantee also agrees to execute any document requested by the Company in connection with such transfer to the Company. As soon as practicable after Restricted Stock becomes vested under Paragraph 2, such restriction provisions shall be removed, and the Shares (net of any Shares used to satisfy the withholding requirements of Paragraph 8) shall be delivered to the Grantee in the form of certificates or in any other form permitted by the Company.
     4. Voting and Dividend Rights. The Grantee shall have voting rights on Restricted Stock and receive an amount equal to the dividends that otherwise would have been payable to the Grantee had the Grantee been vested in such Restricted Stock on the date of their original issuance. Such amount shall be treated as compensation (subject to the withholding of applicable taxes) unless and until the Grantee makes the election described in Paragraph 6.
     5. Termination of Service. If the Grantee’s service with the Company and all of its Related Corporations is terminated for any reason (including death or “Disability” (as defined in the Plan)), all unvested Restricted Stock held by the Grantee at the time of termination of service shall be transferred to the Company pursuant to the stock power described in Paragraph 3 without any further action by the Grantee, subject to any contrary result provided in the Grantee’s Employment Agreement with the Company (if any).
     6. Notice of Tax Election. If the Grantee makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for the immediate recognition of income attributable to the grant of Restricted Stock, the Grantee shall inform the Company in writing of such election within 10 days after filing such election. The amount includible in the Grantee’s income as a result of an election under section 83(b) of the Code shall be subject to applicable federal, state and local tax withholding requirements and to such additional withholding rules (the “Withholding Rules”) as shall be adopted by the Committee.
     7. Transferability. The Grantee may not assign or transfer, in whole or in part, Restricted Stock subject to the Agreement in which the Grantee is not vested.
     8. Withholding of Taxes. The obligation of the Company to deliver Shares upon the vesting of Restricted Stock shall be subject to applicable federal, state and local tax withholding requirements. If the amount includible in the Grantee’s income as a result of the vesting of Restricted Stock is subject to the withholding requirements of applicable tax law, the Grantee, subject to the provisions of the Plan and the Withholding Rules, may satisfy the withholding tax, in whole or in part, by electing to have the Company withhold Shares (or by returning Shares to the Company). Such Shares shall be valued, for this purpose, at their “Fair Market Value” (as defined in the Plan) on the date the amount attributable to the vesting of the Restricted Stock is includible in income by the Grantee under section 83 of the Code. Such election must be made in compliance with and subject to the Withholding Rules, and the Company may not withhold Shares in excess of that number necessary to satisfy the minimum federal, state and local income tax and Social Security withholding requirements. Notwithstanding the foregoing, the Company may limit the number of shares withheld to the extent necessary to avoid adverse accounting consequences.
     9. Governing Law. The Agreement shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the Company’s jurisdiction of incorporation (without reference to the principles of the conflict of laws) shall govern the operation of, and the rights of Grantees under, the Plan and Restricted Stock granted thereunder.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and the Grantee has hereunto set his or her hand and seal, all as of the day and year first above written.

ECHO THERAPEUTICS, INC.

By:

Grantee